Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Issues $150.0 Million of
2.75% Convertible Senior Notes Due 2021

INCLINE VILLAGE, NV, November 22, 2016, PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) announced today the closing of its previously announced offering of convertible senior unsecured notes due December 1, 2021 (2021 Notes). PDL issued $150.0 million aggregate principal amount of 2021 Notes. In addition, PDL has granted the underwriters an option to purchase up to an additional $22.5 million aggregate principal amount of the 2021 Notes to cover overallotments. RBC Capital Markets acted as sole book-running manager and sole structuring advisor for the 2021 Notes offering. Piper Jaffray acted as lead manager and Roth Capital Partners acted as co-manager.

The 2021 Notes bear interest at a rate of 2.75% per year payable semiannually in arrears on June 1 and December 1 of each year, beginning on June 1, 2017. The 2021 Notes are not redeemable prior to maturity. The 2021 Notes are convertible, only during certain periods and subject to certain circumstances, into cash, shares of PDL's common stock or a combination of cash and shares of PDL's common stock. The conversion rate of the 2021 Notes will initially be 262.2951 shares of common stock per $1,000 principal amount of the 2021 Notes, equivalent to an initial conversion price of approximately $3.81 per share of common stock, in each case subject to adjustment.

In connection with the 2021 Notes offering, PDL entered into a capped call transaction with an affiliate of RBC Capital Markets (the Counterparty). The capped call transaction is generally expected to offset potential dilution to PDL’s common stock and/or any cash payments PDL will be required to make in excess of the principal amount upon the conversion of the relevant 2021 Notes, with such offset subject to a cap. The cap price of the capped call transactions entered into with respect to the 2021 Notes will initially be $4.88, which represents a premium of approximately 60% over the NASDAQ closing price on November 16, 2016.

The net proceeds from the offering were approximately $145.8 million after deducting the underwriters' discounts, and other estimated offering expenses. PDL used $14.4 million to fund the cost of the previously announced capped call transaction. PDL used approximately $121.5 million of the net proceeds from the offering to repurchase $120.0 million principal amount of PDL's outstanding 4.00% convertible senior notes due 2018 plus approximately $1.5 million of accrued interest.

The registration statement pursuant to which this offering was made is effective pursuant to the Securities Act of 1933. Offers and sales of the 2021 Notes may be made only by the prospectus and related prospectus supplement, which may be obtained from RBC Capital Markets, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281 or by calling (877) 822-4089.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About PDL BioPharma, Inc.

PDL seeks to optimize its return on investments so as to provide a significant return for its shareholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries. In late 2012, PDL began providing alternative sources of capital through royalty monetizations and debt facilities and in 2016, began making equity investments in commercial stage companies, the first being Noden Pharma DAC. PDL has committed over $1.4 billion and funded approximately $1.1 billion in these investments to date.

PDL was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it has received significant royalty revenue.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.